Exhibit 99.1

October 21, 2005

Lawrence R. Moreau, CPA MAS

3201 Pacific Coast Highway, Suite B4

Hermosa Beach, CA 90254

Dear Larry:

On behalf of Sequenom, Inc., I am pleased to extend to you an offer to join our Board of Directors and become Chairman of our Audit Committee. The following are the basic terms:

1.	Your annual Board retainer will be $25,000 per year, paid semi-annually in advance. As Chairman of our Audit Committee, you will receive an additional $5,000 annual retainer, paid semi-annually in advance. You will also be eligible for reimbursement of reasonable expenses incurred in connection with your attendance at Board and Audit Committee meetings in accordance with Sequenom’s reimbursement policy.

2.	You will receive additional special Board meeting fees as follows: $1,500 for each special board meeting attended in person and $1,000 per meeting attended telephonically. For each special Audit Committee meeting, you will receive $1,000 per committee meeting, whether attended in person or telephonically.

3.	You will receive an initial stock option grant to purchase 50,000 shares of Sequenom’s common stock in accordance with the terms of Sequenom’s 1999 Stock Incentive Plan and stock option agreement. The grant will be issued at the closing price of Sequenom common stock on the grant date, which will be the date you accept your election to the Board. This grant has a three-year vesting period, with options vesting in three equal annual installments.

4.	On the date of the annual meeting of stockholders each year, each non-employee director who has served for at least six months is automatically granted under Sequenom’s 1999 plan an option to purchase 15,000 shares of Sequenom common stock. This annual grant has a one-year vesting schedule, with options vesting monthly.

5.	So long as you remain on the Board, you will receive an additional stock option grant upon the closing of the next equity financing provided that it raises aggregate gross proceeds of at least $10 million and closes prior to July 1, 2006. If awarded, the additional option will cover that number of shares of Sequenom common stock necessary for you to retain an equivalent ownership position on a fully diluted basis as you held immediately prior to the closing of such equity financing and will have an exercise price equal to the fair market value of Sequenom common stock on the date of closing of the equity financing. This grant would be made in accordance with Sequenom’s 1999 plan and would have a three-year vesting period, with options vesting in three equal annual installments.

6.	The vesting of these stock options will accelerate in full upon a change of control of Sequenom, as set forth in the stock option agreements governing these options.

7.	You will be covered by an indemnification agreement and liability insurance.

We look forward to you joining Sequenom’s Board and becoming Chairman of the Audit Committee. Please sign this letter to indicate your acceptance of the terms and return it to Sequenom’s Vice President and General Counsel, Clarke Neumann, at fax number: 858-202-9020.

Sincerely yours,

/s/ Harry F. Hixson, Jr.
Harry F. Hixson, Jr., Ph.D. Chairman of the Board

ACKNOWLEDGED AND ACCEPTED:

/s/ Lawrence R. Moreau
Lawrence R. Moreau, CPA MAS

Dated: October 25, 2005